UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 15, 2011

DISH NETWORK CORPORATION

(Exact Name of Registrant as Specified in its Charter)

NEVADA	0-26176	88-0336997
(State or Other Jurisdiction of	(Commission File Number)	(IRS Employer Identification
Incorporation)		Number)

9601 S. MERIDIAN BLVD.
ENGLEWOOD, COLORADO	80112
(Address of Principal Executive Office)	(Zip Code)

Registrant’s telephone number, including area code: (303) 723-1000

DISH DBS CORPORATION

(Exact Name of Registrant as Specified in its Charter)

COLORADO	333-31929	84-1328967
(State or Other Jurisdiction of	(Commission File Number)	(IRS Employer Identification
Incorporation)		Number)

9601 S. MERIDIAN BLVD.
ENGLEWOOD, COLORADO	80112
(Address of Principal Executive Office)	(Zip Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.              Entry into a Material Definitive Agreement.

On March 15, 2011, we entered into an amendment (the “Amendment”) to our previously announced Amended and Restated Investment Agreement, dated as of February 24, 2011, with DBSD North America, Inc. (“DBSD North America”), pursuant to which we had originally committed to acquire 100% of the equity of reorganized DBSD North America upon DBSD North America’s emergence from bankruptcy (the “Investment Agreement”).  Pursuant to the Investment Agreement as revised by the Amendment (collectively, the “Revised Investment Agreement”), which remains subject to approval by the Bankruptcy Court, we will acquire 100% of the equity of reorganized DBSD North America for an amount up to approximately $1.4 billion, as further discussed below.  We intend to make a cash tender offer to purchase certain claims against DBSD North America and its affiliates, upon the terms and conditions set forth in the Revised Investment Agreement.  This amount will be paid after the tender offer is completed in accordance with its terms. The completion of the tender offer is not conditioned upon receipt of approval from the Federal Communications Commission (the “FCC”).

Under the Revised Investment Agreement, we remain committed to provide a Credit Facility (the “Credit Facility”) to provide DBSD North America and its affiliates with a non-revolving, multiple draw term loan in the aggregate principal amount of $87.5 million, with drawings subject to the terms and conditions set forth in the Credit Facility. The Credit Facility remains subject to approval by the Bankruptcy Court.

Under the Revised Investment Agreement, we also remain committed to support DBSD North America’s plan of reorganization under which we will acquire 100% of the equity of reorganized DBSD North America upon DBSD North America’s emergence from bankruptcy.  Under the Revised Investment Agreement, as amended: (i) all claims under those 7.5% Convertible Senior Secured Notes due 2009, issued under that certain indenture dated August 15, 2005, as supplemented and amended, among DBSD North America, the guarantors named therein, and The Bank of New York Mellon (f/k/a The Bank of New York), as trustee, will be paid in full; (ii) all of DBSD North America’s obligations under the Credit Facility will be paid in full; (iii) the holders of allowed general unsecured claims of DBSD North America will be paid in full; (iv) the holders of allowed administrative claims will be paid in full; and (v) the holders of capital stock of DBSD North America, including ICO Global Communications (Holdings) Limited (“ICO”), will be paid an aggregate of $290 million.

Our ultimate acquisition of 100% of the equity of reorganized DBSD North America is subject to the satisfaction of certain conditions, including approval by the FCC and DBSD North America’s emergence from bankruptcy.

Also on March 15, 2011, we entered into a Restructuring Support Agreement with ICO pursuant to which ICO has agreed to support the plan of reorganization for DBSD North America contemplated by the Revised Investment Agreement.   We also entered into an Implementation Agreement with ICO (the “Implementation Agreement”) pursuant to which we will acquire from ICO certain claims and rights with respect to DBSD’s G1 satellite.  ICO has also agreed, subject to certain conditions, to grant us the right to acquire, subject to the satisfaction of certain conditions, including, among others, receipt of required regulatory approvals, certain assets and its equity interests in DBSD North America.  ICO has also agreed to enter into ancillary agreements relating to transitional services, certain intellectual property rights and spectrum coordination and tax matters, in each case effective upon consummation of our plan of reorganization.  We have agreed to pay ICO an aggregate of approximately $325 million which will be creditable against any amounts payable to ICO or any successor under our plan of reorganization.  We have also agreed to indemnify ICO against certain liabilities in connection with certain pending litigation related to DBSD North America.   Our obligations under the Implementation Agreement are subject to, among other things, the satisfaction (or waiver) of the condition that the Bankruptcy Court approve the Revised Investment Agreement.  If the Bankruptcy Court does not approve the Revised Investment Agreement (and we do not otherwise waive this condition), either party may terminate the Implementation Agreement, in which case either party will be entitled to terminate the Restructuring Support Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned hereunto duly authorized.

Date:  March 15, 2011

DISH NETWORK CORPORATION
DISH DBS CORPORATION

By:	/s/ R. Stanton Dodge
Name: R. Stanton Dodge
Title: Executive Vice President, General Counsel and Secretary